UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMARTIRE SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Yukon Territory (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Suite 150, 13151 Vanier Place
Richmond, British Columbia, Canada V6V 2J1
(Address of Principal Executive Offices and Zip Code)

2003 Stock Incentive Plan (U.S.)
2003 Stock Incentive Plan (Non-U.S.)
(Full title of the plan)

Jeff Finkelstein, CFO
SMARTIRE SYSTEMS INC.
Suite 150, 13151 Vanier Place
Richmond, British Columbia, Canada V6V 1J1
(Name and address of agent for service)

604.276.9884
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Herbert I. Ono
Clark, Wilson, Barristers and Solicitors
#800 - 885 West Georgia Street
Vancouver, British Columbia, Canada, V6C 3H1
Telephone: 604.687.5700
Facsimile: 604.687.6314

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(1)	10,000,000(2)	$0.17(2)	$1,700,000(3)	$137.53(3)

(1) Together with other awards that may be granted to participants in our 2003 Stock Incentive Plan (U.S.) or our 2003 Stock Incentive Plan (Non-U.S.), which may consist of: (a) stock options entitling the participant to purchase shares of common stock of our company; (b) restricted common stock of our company; (c) a stock appreciation right entitling the participant to acquire such number of shares of common stock of our company, or such cash compensation as will be determined by reference to any appreciation in the value of our company's common stock in accordance with terms to be established by the administrator of the Stock Incentive Plans (which shall be the board of directors of our company, unless a successor administrator is appointed); (d) any right similar to a stock appreciation right; (e) "Performance Units" which may be earned in whole or in part upon attainment of performance criteria established by the administrator of the Stock Incentive Plans, and which may be settled in cash, common stock or other securities, or a combination of cash, common stock or other securities, as established by the administrator; (f) any other security with the value derived from the value of our company's common stock; or (g) any combination of the foregoing.

(2) The 2003 Stock Incentive Plan (U.S.) authorizes the issuance of a maximum of 2,000,000 shares of our common stock pursuant to incentive awards granted to eligible employees, directors, officers and consultants of our company or any of our subsidiaries who are resident in the United States and/or subject to taxation in the United States. The 2003 Stock Incentive Plan (Non-U.S.) authorizes the issuance of a maximum of 8,000,000 shares of our common stock pursuant to incentive awards granted to eligible employees, directors, officers and consultants of our company or any of our subsidiaries, regardless of where they may be resident or where they may be subject to taxation. All of the shares issuable under these Stock Incentive Plans are being registered under this registration statement on Form S-8.

(3) The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the bid and asked price ($0.17 bid; $0.17 ask) of the common stock of SmarTire Systems Inc. as reported on the National Association of Securities Dealers Inc.'s OTC Bulletin Board on July 31, 2003.

EXPLANATORY NOTE

We prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 2,000,000 shares of our common stock which may be issued pursuant to the 2003 Stock Incentive Plan (U.S.) and an aggregate of 8,000,000 shares of our common stock which may be issued pursuant to the 2003 Stock Incentive Plan (Non-U.S.). The purpose of both the 2003 Stock Incentive Plan (U.S.) and the 2003 Stock Incentive Plan (Non-U.S.) is to secure for our company and our shareholders the benefits arising from capital stock ownership by employees, directors or officers of, and consultants or advisors to, our company and subsidiary corporations who have contributed to our company in the past and who are expected to contribute to our company's future growth and success. Both the 2003 Stock Incentive Plan (U.S.) and the 2003 Stock Incentive Plan (Non-U.S.) became effective upon their approval by our directors on August 11, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who participate in our 2003 Stock Incentive Plan (U.S.) or our 2003 Stock Incentive Plan (Non-U.S.), and who, in the case of an award of stock options, consent to and execute our form of Stock Option Agreement. Copies of the 2003 Stock Incentive Plan (U.S.) and the 2003 Stock Incentive Plan (Non-U.S.) are attached respectively as exhibits 4.1 and 4.2 to this Form S-8; the forms of Stock Option Agreement for use under the 2003 Stock Incentive Plan (U.S.) and the 2003 Stock Incentive Plan (Non-U.S.) are attached respectively as exhibits 4.3 and 4.4 to this Form S-8.

This registration statement relates to: (a) a maximum of 2,000,000 common shares in the capital of SmarTire Systems Inc. issuable directly under the 2003 Stock Incentive Plan (U.S.) or pursuant to the exercise of options or other awards granted under the 2003 Stock Incentive Plan (U.S.); and (b) a maximum of 8,000,000 common shares in the capital of SmarTire Systems Inc. issuable directly under the 2003 Stock Incentive Plan (Non-U.S.) or pursuant to the exercise of options or other awards granted under the 2003 Stock Incentive Plan (Non-U.S.)

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of this 10(a) prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the 10(a) prospectus). Requests should be directed to the Chief Financial Officer, SmarTire Systems Inc., Suite 150, 13151 Vanier Place, Richmond, British Columbia, Canada V6V 2J1. Our telephone number is 604.276.9884.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the United States Securities and Exchange Commission are incorporated herein by reference:

1. The description of our company's common stock contained in our registration statement on Form 10/A (SEC file number 000-27363), filed with the Securities and Exchange Commission on February 10, 2000, including all amendments and reports for the purpose of updating such description;

2. Our Current Report on Form 8-K, filed on October 29, 2002;

3. Our Notice of Annual and Extraordinary General Meeting, and the accompanying Proxy Statement and Information Circular, filed on Form 6-K on November 15, 2002;

4. Our Current Report on Form 8-K, filed on November 21, 2002;

5. Our Current Report on Form 8-K, filed on December 6, 2002;

5. Our Current Report on Form 8-K, filed on December 12 2002;

6. Our Quarterly Report on Form 10-QSB, filed on December 13, 2002;

7. Our Current Report on Form 8-K, filed on February 27, 2003;

10. Our Current Report on Form 8-K, filed on March 11, 2003;

11. Our Quarterly Report on Form 10-QSB, filed on March 17, 2003;

12. Our Current Report on Form 8-K, filed on May 19, 2003;

13. Our Current Report on Form 8-K, filed on May 22, 2003;

14. Our Current Report on Form 8-K, filed on May 27, 2003;

15. Our Prospectus, filed on June 9, 2003 pursuant to Rule 424(b)(4) under the Securities Act of 1933;

16. Our Quarterly Report on Form 10-QSB, filed on June 12, 2003;

17. Our Current Report on Form 8-K, filed on July 17, 2003;

18. Our Current Report on Form 8-K, filed on July 22, 2003;

19. Our Current Report on Form 8-K, filed on July 28, 2003; and

20. Amendment No. 1 to our Current Report on Form 8-K dated July 28, 2003, filed on August 6, 2003.

In addition to the foregoing, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

Item 4. Description of Securities.

(a) Common stock: not applicable.

(b) Awards that may be granted to participants in our 2003 Stock Incentive Plan (U.S.) or our 2003 Stock Incentive Plan (Non-U.S.) may consist of: (a) stock options entitling the participant to purchase shares of common stock of our company; (b) restricted common stock of our company; (c) a stock appreciation right entitling the participant to acquire such number of shares of common stock of our company, or such cash compensation as will be determined by reference to any appreciation in the value of our company's common stock in accordance with terms to be established by the administrator of the Stock Incentive Plans (which shall be the board of directors of our company, unless a successor administrator is appointed); (d) any right similar to a stock appreciation right; (e) "Performance Units" which may be earned in whole or in part upon attainment of performance criteria established by the administrator of the Stock Incentive Plans, and which may be settled in cash, common stock or other securities, or a combination of cash, common stock or other securities, as established by the administrator; (f) any other security with the value derived from the value of our company's common stock; or (g) any combination of the foregoing.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under our Bylaw, subject to the Business Corporations Act (Yukon Territory) and subject to court approval in certain circumstances, we must indemnify:

(a) each of our current or former directors and officers,

(b) any person who acts or has acted at our request as a director or officer of a corporation of which we are or were a shareholder or creditor, and

(c) any such indemnified person's heirs and legal representatives,

against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of serving or having served as a director or officer of our company or such corporation, if: (i) he or she acted honestly and in good faith with a view to the best interests of our company; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Section 126 of the Business Corporations Act (Yukon Territory) provides that, in any event, any of the foregoing persons is entitled to be indemnified by us in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of our company or a corporation of which we are or were a shareholder or creditor, if he or she: (a) was substantially successful on the merits in his or her defence of the action or proceeding; (b) is fairly and reasonably entitled to indemnity, (c) acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1 2003 Stock Incentive Plan (U.S.), effective August 11, 2003.

4.2 2003 Stock Incentive Plan (Non-U.S.), effective August 11, 2003.

4.3 Form of Stock Option Agreement.

5 Opinion of Clark, Wilson.

23.1 Consent of Clark, Wilson (included in Exhibit 5).

23.2 Consent of Independent Auditor (KPMG LLP).

24 Power of Attorney (included in signature page).

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Province of British Columbia, on August 12, 2003.

SMARTIRE SYSTEMS INC.

/s/ Robert Rudman
By: Robert Rudman, President, Chief Executive Officer and Chairman

/s/ Jeff Finkelstein
By: Jeff Finkelstein, Chief Financial Officer,
Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert Rudman his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Robert Rudman
Robert Rudman, President, CEO, Chairman and Director
August 12, 2003

/s/ Al Kozak
Al Kozak, Chief Operating Officer and Director
August 12, 2003

/s/ John Bolegoh
John Bolegoh, Technical Support Manager and Director
August 12, 2003

/s/ William Cronin
William Cronin, Director
August 12, 2003

/s/ Martin Gannon
Martin Gannon, Director
August 12, 2003